Exhibit 99.1

  NEWS RELEASE

INSYS Therapeutics Names New General Counsel

PHOENIX—Oct. 10, 2018—INSYS Therapeutics, Inc. (NASDAQ: INSY), a leader in the development, manufacture and commercialization of pharmaceutical cannabinoids and spray technology, today announced the addition of Mark Nance to its senior management team as chief legal officer and general counsel.

“As we continue to transform the company and advance the pipeline strategically and with agility, Mark’s addition will be critical to our executive leadership team,” said Saeed Motahari, president and chief executive officer of INSYS Therapeutics. “Mark brings to this position extensive experience in corporate legal strategy, an in-depth understanding of the pharmaceutical industry and an international perspective on business development that are essential to our long-term success.”

Nance joins INSYS with nearly 20 years in general counsel roles at both public and private companies in the pharmaceutical, healthcare and technology sectors. He was recently the general counsel for Mylan, N.V., a global pharmaceutical leader. Previously he led the legal teams at G.E. Healthcare Medical Diagnostics and G.E. Healthcare Life Sciences.

Nance also worked in the Office of Policy Planning at the U.S. Federal Trade Commission and prior to attending law school served as a commissioned officer in the U.S. Marine Corps.  He holds a J.D. from Cornell Law School and a B.A. in Political Science from the University of Missouri.

Franc Del Fosse, the company’s current general counsel, will transition to a new position as senior vice president of corporate affairs and will work closely with Nance to ensure a seamless transition.

About INSYS

INSYS Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve patients’ quality of life. Using proprietary spray technology and capabilities to develop pharmaceutical cannabinoids, INSYS is developing a pipeline of products intended to address unmet medical needs and the clinical shortcomings of existing commercial products. INSYS is committed to developing medications for potentially treating anaphylaxis, epilepsy, Prader-Willi syndrome, opioid addiction and overdose, and other disease areas with a significant unmet need.

Forward-Looking Statements

This press release contains forward-looking statements regarding our belief that Mark Nance’s broad industry experience and his expertise in legal strategy will contribute to our overall business strategy and execution. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

NOTE: All trademarks and registered trademarks are the property of their respective owners.

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CONTACT:	Corporate Communications	Investor Relations
	Joe McGrath	Jackie Marcus or Chris Hodges
	INSYS Therapeutics	Alpha IR Group
	480-500-3101	312-445-2870
	jmcgrath@insysrx.com	INSY@alpha-ir.com